WITHOUT PREJUDICE
AND
SUBJECT TO CONTRACT

Settlement Agreement

(1) Steve Murray

(2) Deckers Europe Limited

Dated                                                                 2014

Contents

1.	Definitions and interpretation	1
2.	Termination Date	2
3.	Settlement of claims	2
4.	Secretary/Director	4
5.	Arrangements prior to the Termination Date	5
6.	Expenses	6
7.	Payment in lieu of Notice.	6
8.	Benefits	6
9.	Tax	6
10.	Legal Costs	7
11.	Confidentiality and Announcement	7
12.	Confidential Information	8
13.	Company property	8
14.	Restrictions	8
15.	Reference	8
16.	Legal advice	9
17.	Employee's warranties	9
18.	Third parties and variation	10
19.	Counterparts	10
20.	Entire agreement and conflicts	10
21.	Severability	10
22.	Jurisdiction	11
23.	Effective date	11
Schedule 1		12
(Letter of resignation as Director)		12
Schedule 2		13
(Reference)		13
Schedule 3		14
To be typed on the headed paper of the Employee's solicitors		14
[Schedule 4		15
[Schedule 5		16

This Agreement is made on	2014

Between:

(1)	Steve Murray of XXXXXX (the "Employee"); and

(2)	Deckers Europe Limited (Company number: 5663055) whose registered office is at 83-84 George Street, Richmond, Surrey TW9 1HE (the "Company").

Background:

(A)	The Employee is President of EMEA of the Company.

(B)	The Employee and the Company desire to provide for the transition and separation from the Employee's position with the Company.

(C)	The Employee asserts various claims against the Company arising out of the forthcoming termination of his employment and arising out of his removal from the office of director.

(D)	The parties have agreed terms of settlement of such claims as set out in this Agreement.

(E)	The Company is entering into this Agreement for itself and as agent for all Group Companies and is duly authorised in that behalf.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following definitions shall apply:

"Agreement" means this agreement (including any schedule or annexure to it and any document in agreed form).

"Adviser" means the legal adviser referred to in clause 16.1

"Benefits" means the benefits referred to in clause 8.

"Confidential Information" means any information of a confidential nature obtained by the Employee during the course of or as a result of his employment by the Company which belongs to and is of value to the Company and/or any Group Company and/or in respect of which the Company and/or any Group Company owes a duty of confidentiality to a third party. Such information includes (without limitation):

(a)	lists and particulars of the clients and potential clients of the Company and/or any Group Company;

(b)	any financial information relating to the Company and/or any Group Company; or

(c)	business plans of the Company and/or any Group Company.

"Confidential Information" does not include any information in respect of which a protected disclosure is made by the Employee within the meaning of the Public Interest Disclosure Act 1998.

"Contract of Employment" means the contract of employment between the Employee and the Company dated 28 February 2011.

"ERA" means the Employment Rights Act 1996 (as amended).

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"Group Company" means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of "parent company" in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and "Group Company" means any of them.

"Proceedings" means any action, claim or proceedings in the Employment Tribunal or any other court against the Company, any Group Company or any of its or their officers, employees or agents in respect of any of the matters which are the subject of the Employee's warranty under clause 3.4, or are settled under the terms of this Agreement.

"Termination Date" means 31 December 2014.

"Termination Payment" means the payment referred to in clause 7.

1.2	In this Agreement, unless the context otherwise requires:

(a)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in Section 21(1) Interpretation Act 1978) made under it;

(ii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(b)	a reference to:

(i)	a "person" includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(ii)	"clauses" and "schedules" is to clauses of and schedules to this Agreement;

(iii)	"indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss or damage and all payments (including fines, penalties and interest, costs or expenses) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(c)	headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	Termination Date

2.1	This Agreement represents formal notice that the Employee's employment with the Company will terminate on 31 December 2014.

2.2	The Employee acknowledges and agrees that his employment with the Company and/or any Group Company will terminate on 31 December 2014.

3.	Settlement of claims

3.1	The terms of this Agreement have been agreed between the parties without any admission of liability in full and final settlement of the Employee's complaints of unfair dismissal and entitlement to a redundancy payment pursuant to the ERA and breach of contract against the Company, any Group Company and/or any of its or their officers and/or employees arising from his employment and from his holding any office or from the termination thereof.

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3.2	It is the further intention of the parties that this Agreement shall, without any admission of liability, be in full and final settlement of any other claims the Employee has or may in future have at common law, under domestic or European legislation, or otherwise against the Company, any Group Company or any of its or their officers, employees, workers or agents arising directly or indirectly from the Employee's employment by the Company, the Employee's holding of any office and/or the termination of such employment or office holding including without limitation any claim:

(a)	pursuant to the ERA in respect of unlawful deduction from wages or unlawful receipt of payments from the Employee, guarantee payments, protected disclosures, unlawful detriment, breach of the right to time off work, remuneration or alternative work on suspension, maternity, paternity, adoption, parental rights and flexible working and any other rights under the ERA;

(b)	to have suffered unlawful detriment, or any other claim, under:

(i)	regulation 7(2) of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(ii)	regulations 27, 31 and 32 of the Transnational Information and Consultation of Employees Regulations 1999;

(iii)	section 23 of the National Minimum Wage Act 1998;

(iv)	arising under regulations 3, 6(2) or 9 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(v)	regulation 30 of the Working Time Regulations 1998;

(vi)	regulation 27, 28 and 32 of the Information and Consultation of Employees Regulations 2004;

(vii)	paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

(viii)	sections 55 and 56 of the Pensions Act 2008;

(c)	of unlawful discrimination, harassment, victimisation, detriment (including personal injury resulting from any such discrimination, harassment, victimisation) on the grounds of, because of, arising from and/or related to:

(i)	sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 120 of the Equality Act 2010 and/or section 63 of the Sex Discrimination Act 1975;

(ii)	race, colour, nationality or ethnic or national origin under section 120 of the Equality Act and/or section 54 of the Race Relations Act 1976;

(iii)	disability under section 120 of the Equality Act and/or section 17A of the Disability Discrimination Act 1995;

(iv)	religion or belief under section 120 of the Equality Act 2010 and/or regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

(v)	sexual orientation under section 120 of the Equality Act 2010 and/or regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003; and/or

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(vi)	age under section 120 of the Equality Act 2010 and/or regulation 36 of the Employment Equality (Age) Regulations 2006,

(d)	for equality of terms under sections 120 and 127 of the Equality Act 2010 and section 2(1) of the Equal Pay Act 1970;

(e)	under the National Minimum Wage Act 1998 or any breach of contract claim arising from a failure to pay additional remuneration under sections 17 or 18 of that Act;

(f)	in respect of the infringement of the statutory employment rights set out in the Trade Union and Labour Relations (Consolidation) Act 1992;

(g)	under any directly effective provision of the Treaty of Amsterdam or the legislation of the European Union;

(h)	under the Human Rights Act 1998;

(i)	in respect of harassment under section 3 of the Protection from Harassment Act 1997;

but shall exclude any claim in respect of the Employee's accrued rights arising out of the Employee's membership of the Company Pension Scheme or any latent personal injury claim.

3.3	The settlement set out in clause 3.2 shall include, without limitation, any future claims the Employee may have, whether or not the matters which give rise to such future claims are currently known to either the Employee or the Company and/or any Group Company and whether or not any legal remedy available for such claims in the future would be available for an action taken at the date of this Agreement.

3.4	The Employee, having taken independent legal advice, warrants that, except for any claim expressly set out or referred to in clause 3.1 and without prejudice to clause 3.2 he has no claims whatsoever against the Company, any Group Company or any of its or their officers, employees, workers or agents arising directly or indirectly from his employment by the Company, the holding of any office and/or the termination of such employment or office holding. The Employee further warrants that he will not bring any claim under, in relation to, arising from and/or in connection with the Equality Act 2010.

3.5	If the Employee is awarded any compensation or damages by a court or tribunal pursuant to Proceedings, he will repay to the Company immediately upon demand the lesser of the Termination Payment or such amount of the Termination Payment as shall be equivalent to the total amount of the compensation or damages (including interest) awarded, together with the full amount of any legal fees incurred by the Company in defending Proceedings. Any part of the Termination Payment which remains outstanding shall cease to be payable under this Agreement with effect from the date of commencement of Proceedings.

3.6	The Employee agrees that the payment of the Termination Payment referred to at clause 7 below, and provision of the Benefits referred to at clause 8 below, are conditional on the Employee signing and returning on or after the Termination Date (and in any event by the payment date referred to in clause 7) a letter in the form set out at Schedule 4 to this Agreement warranting that he has no further claims arising from his employment and/or its termination as at the Termination Date that are not claims falling within the settlement detailed at clauses 3.1 and 3.2 above.

4.	Secretary/Director

4.1	The Employee will resign as a Director of the Company on or before the Termination Date at the request of the Company by signing and delivering to the Company a letter of resignation in the agreed form set out in Schedule 1. For the avoidance of doubt, the Company acknowledges that the Employee will resign from those offices at the Company’s request and accordingly that the said resignation does not constitute gross misconduct within the meaning of clause 19.3 of the contract of employment.

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4.2	The Employee waives any claim for compensation for loss of office which he might otherwise have been entitled to as a consequence of such resignation.

5.	Arrangements prior to the Termination Date

5.1	The Company will continue to pay to the Employee up to the Termination Date salary in accordance with the terms of the Contract of Employment, subject to the deduction of such income tax and National Insurance contributions as the Company is required by law to deduct.

5.2	The Company will continue to provide to the Employee up to the Termination Date all benefits to which the Employee is entitled under the Contract of Employment.

5.3	The Employee agrees that he will use up all accrued entitlement to holiday prior to the Termination Date.

5.4	The Company agrees that notwithstanding the termination of the Employee’s employment, the Employee will be eligible to receive payment of the incentive bonus for the year ending 31 December 2013. Payment of the bonus is subject only to the Compensation Committee certifying that the Company has achieved its performance objectives for the year ending 31 December 2013. Payment of the 2013 bonus will be made on the same date that bonuses are paid to other senior executives of the Company in respect of the year ending 31 December 2013. The bonus will be paid subject to deduction of such income tax and National Insurance contributions as the Company is required by law to deduct.

5.5	The Company agrees that the Employee shall be eligible to receive a bonus for the year ending 31 December 2014 in accordance with the terms of the Company’s bonus scheme and the Contract of Employment subject to satisfactory completion of the objectives to be determined and approved by the Compensation Committee of the Board of Directors of the Company for all executives and subject to the deduction of such income tax and National Insurance contributions as the Company is required by law to deduct. For the avoidance of doubt, if the Company places the Employee on garden leave prior to the Termination Date in accordance with clause 5.6 below, the Company recognises that the Employee will or may not have the opportunity to complete all of the objectives by their due date. Accordingly, in those circumstances, the Company acknowledges and affirms that the Employee will be deemed to have satisfactorily and fully completed each and every personal objective for which the target date for completion of that objective was either unspecified or arose after the date of commencement of the garden leave.

5.6	The Company may at any time prior to the Termination Date require the Employee not to perform any services for the Company or to perform only such services as it may allocate to the Employee ("Garden Leave"). For the avoidance of doubt, from the date of this Agreement up to the Termination Date the Employee agrees that he will not report directly to the Chief Executive Officer of the Company.

5.7	During the period of Garden Leave the Company shall be under no obligation to provide any work to or vest any powers in the Employee, who shall have no right to perform any services for the Company and/or any Group Company.

5.8	During the period of Garden Leave the Employee shall:

(a) continue to receive his salary and all contractual benefits in the usual way (subject to the rules of the relevant benefit scheme in force from time to time). The Company will declare these benefits to HMRC at the appropriate time and the Employee will be liable for any further tax or national insurance contributions due in relation to them;

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(b) remain an Employee of the Company and be bound by the terms of his Contract of Employment with the Company;

(c) not, without the prior written consent of the Company, attend his place of work or any other premises of the Company or any Group Company;

(d) not, without the prior written consent of the Company, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company. For the avoidance of doubt, nothing in this clause is intended to prevent the Employee from socialising in a purely personal and non-business-related capacity with any individual or individuals falling into the above categories who was a personal friend of the Employee and with whom the Employee socialised prior to the date of commencement of the garden leave;

(e) provide such services and assistance to the Company or any Group Company as the Company or any Group Company may reasonably request;

(f)	(except during any periods taken as holiday in accordance with the Company's usual procedures) ensure that the Company knows where and how he can be contacted during each working day and shall comply with any written request to contact the Company.

6.	Expenses

The Employee will, within 7 days of the Termination Date notify the Company of the amount of any expenses incurred by him in the performance of his duties prior to the Termination Date and will supply the Company with receipts or other documentary evidence of such expenditure. The Company will, within 28 days of receipt of such notification and evidence, reimburse to the Employee the amount of all such expenses properly and necessarily incurred by him in the course of his duties.

7.	Payment in lieu of Notice.

Subject to the provisions of this Agreement, and the Contract of Employment, the Company shall pay to the Employee £412,000 as payment in lieu of notice under Section 20.1 of the Contract of Employment in consideration of, in consequence of or otherwise in connection with the termination of the Employee’s employment, such payment to be made within 28 days of the Termination Date.

8.	Benefits

The Company shall, in addition to the Termination Payment, provide the Employee with the following Benefits as further compensation for loss of employment.

8.1	The Company shall continue to make contributions at the rate of £2,404.33 per month into the the Company’s pension scheme (the "Scheme") for the Employee's benefit at the end of each calendar month during the period from the Termination Date until 31 December 2015, subject always to the rules of the Scheme and any HMRC limits from time to time in force, and provided that such payments shall cease at such time as the Employee obtains employment with (or is engaged in a similar capacity by) another third party.

8.2	Subject always to the rules of the relevant scheme, the Company shall maintain insurance cover for the Employee during the period from the Termination Date to 31 December 2015 inclusive under the terms of the Company's private medical insurance scheme or such other equivalent scheme as the Company may from time to time adopt, provided that such cover shall cease at such time as the Employee obtains employment with (or is engaged in a similar capacity by) another third party.

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9.	Tax

9.1	The Termination Payment will be paid subject to the deduction of:

(a)	income tax in accordance with the Employee's PAYE tax coding; and

(b)	to the extent applicable, primary class I National Insurance contributions.

The Employee will declare and account to Her Majesty's Revenue and Customs for any income tax due in respect of the Benefits.

9.2	The Company makes no warranty as to the taxable status of the Termination Payment and Benefits and accordingly, the Employee hereby indemnifies and agrees to keep the Company and all Group Companies indemnified against any income tax and Employee National Insurance contributions liability (together with all interest, penalties and costs reasonably incurred) which the Company and/or any Group Company is or may be liable to pay or account for under the PAYE system in respect of the Termination Payment and the provision of the Benefits in excess of any deduction made by the Company at source in respect of such liability.

10.	Legal Costs

The Company will pay the Employee's reasonable legal costs up to a maximum of £1,000 (plus VAT) incurred in respect of advice received by the Employee exclusively in connection with the termination of the Employee’s employment (including advice as to the terms and effect of this Agreement). Payment of these costs will be made direct to the Adviser subject to the Company's receipt of an invoice addressed to the Employee but marked payable by the Company. Payment of the Employee’s legal costs will be made within 28 days of (a) receipt of the invoice for those costs and (b) receipt of the Legal Adviser’s certificate in accordance with clause 16.3 (whichever is the later).

11.	Confidentiality and Announcement

11.1	The Company will make an announcement on the date of this Agreement in the form set out in Schedule 5 and neither party will make any statement to third parties (save as specified in clause 15) which is inconsistent with that announcement.

11.2	It is a condition of this Agreement that its terms shall remain confidential to the parties and their legal and professional advisers (and, in the case of the Employee, his immediate family). Except as agreed in this Agreement or otherwise required by law, no statement or comment shall be made by the parties to any third party in relation to the terms or existence of this Agreement, the claims of the Employee settled by its terms and/or the circumstances of the termination of the Employee's employment and occupation as an officer of the Company and/or any Group Company. For the avoidance of doubt, nothing in this clause shall prevent the Employee from informing a prospective employer about the reasons for him leaving the Company provided that the information given by the Employee to that prospective employer is consistent with the terms of the announcement in clause 11.1.

11.3	The parties will take all reasonable steps to ensure that no person under their influence or control, whether acting on their behalf or otherwise shall make any statement in relation to the matters referred to in clause 11.2. The Employee agrees to use his best endeavours to procure that the members of his immediate family keep the fact and contents of this Agreement strictly confidential. For the avoidance of doubt, if the Employee has contact or dealings with an employment agency, headhunter or recruitment consultant (the Agent) in order to attempt to secure alternative employment or work, nothing in this clause shall prevent the Employee from informing the Agent about the reasons for him leaving the Company provided that the information given to the Agent by the Employee is consistent with the terms of the announcement in clause 11.1.

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11.4	The Company will not make, publish or cause to be published any disparaging remarks or derogatory statement concerning the Employee and the Employee will not make, publish or cause to be published any such remarks concerning the Company, any Group Company, its or their directors, officers, shareholders or employees, any product or service being sold, developed or provided by the Company and/or any Group Company and the Employee confirms that he has not already done so.

12.	Confidential Information

12.1	The Employee shall not at any time disclose to any person or use for the Employee's own purposes or through lack of diligence cause the unauthorised disclosure of any Confidential Information except as authorised or required by law, although this restriction shall not apply to any Confidential Information coming into the public domain other than as a result of any breach by the Employee of this obligation.

12.2	The Employee warrants that all Confidential Information that the Employee had in his possession, custody or under his control by whom and in whatever format recorded (whether electronically, on paper, on audio or audio visual tape or otherwise and including all copies) will be returned to the Company by the Termination Date and that neither the Employee nor any other unauthorised person will retain the ability to access such information.

13.	Company property

13.1	The Employee warrants that, all property belonging to the Company or any Group Company which is in his possession or under his control will be returned to the Company in good working order by the Termination Date.

13.2	The Employee confirms that he will by the Termination Date irretrievably delete any information relating to the business of the Company and/or any Group Company (and all matter derived from such information) that is stored on any computer or storage media or otherwise in any electronic form outside of the premises of the Company and which is in the Employee's possession, custody or control and shall produce such evidence of having done so as the Company may request and/or allow the Company to inspect any such computer or other device.

14.	Restrictions

14.1	The Employee agrees that he remains bound by and will comply with the provisions of Clause 28 of the Contract of Employment save that the Company agrees that it will not seek to enforce the restrictions contained at clause 28.3.1 of the Contract of Employment.

14.2	The Employee undertakes that he will not, following the Termination Date, hold himself out or permit himself to be held out as being employed by the Company and/or any Group Company.

15.	Reference

15.1	Subject to the provisions of this clause 15 the Company will provide directly to any prospective employer, upon receipt of a written request to do so, sent to the Chief Human Resources Officer at the address of the Company as set out above (or to such other person as the Company may nominate from time to time), a written reference in the agreed form at Schedule 2.

15.2	Subject to clauses 15.3 and 15.4 below, the Company shall use its reasonable endeavours in any communications of any kind with any prospective employers of the Employee, not to deviate from the terms and spirit of the written reference.

15.3	The Company reserves the right to make disclosures concerning the Employee's conduct which come to light after the date of this Agreement in order to comply with the Company's duty of care to the party requesting a reference. If the Company obtains information after the date of this Agreement which would have affected its decision to provide a reference in the form agreed it shall inform the Employee and may decline to give a reference.

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15.4	The Company reserves the right to make such disclosures concerning the Employee as required by law or to comply with any regulatory requirements.

16.	Legal advice

16.1	The Employee confirms that:

(a)	he has received independent legal advice from XXXXXXXX as to the terms and effect of this Agreement including in particular, its effect on his ability to pursue any claim before an Employment Tribunal and as to the practical steps available to the Employee as an alternative to entering into this Agreement;

(b)	the Adviser has advised him that there was in force, when the Adviser gave the advice referred to in paragraph (a), a policy of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.

16.2	It is agreed that the conditions regulating settlement agreements and compromise agreements, as appropriate, under section 147 of the Equality Act 2010, section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and section 58 of the Pensions Act 2008 have been satisfied.

16.3	By signing and delivering to the Company on the date of this Agreement a letter on the notepaper of the Adviser's firm, in the form at Schedule 3 to this Agreement, the Adviser confirms that he/she has given to the Employee the advice referred to in clause 16.1 and that the conditions regulating settlement agreements and compromise agreements, as appropriate, which are referred to in clause 16.2 have been satisfied. The Adviser further confirms that he/she is a qualified solicitor holding a current practising certificate and is independent of the Company and/or any Group Company for whom he/she has not acted and has no current expectation of activity. At the time that the Adviser gave the advice referred to in clause 16.1, there was in force a contract of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of that advice.

17.	Employee's warranties

17.1	The Employee warrants that at the date of this Agreement he is not aware of any facts, matters or circumstances that could give rise to:

(a)	any claim for personal injury by him against the Company or any Group Company and that there are no such claims pending at the date of this Agreement; and

(b)	a dispute between him and the Company or any Group Company and/or the pension trustees in respect of his pension rights or a complaint to the Pensions Regulator.

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17.2	The Employee warrants that (as at the date of this Agreement) he has not agreed to take up any employment, consultancy, office or partnership with any person or is in negotiations or has received any offer to do so to take effect after the Termination Date or has or is otherwise preparing to take up any other opportunity which will provide him with a form of income.

17.3	The Employee warrants, as a strict condition of this Agreement, that (as at the date of this Agreement) there are no facts or circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach by the Employee of any express or implied term of the Employee's Contract of Employment which would or would have entitled the Company to terminate the Employee's employment without notice or pay in lieu of notice and any payments or benefits pursuant to this Agreement are subject to and conditional upon this being so.

17.4	The Employee warrants that he will not submit any grievances to the Company and/or any Group Company in relation to any fact or matter of which he is aware at the date of this Agreement relating to his employment and/or office and/or the termination of his employment and/or office and that he will not make a subject access request to the Company and/or any Group Company. The Employee further relinquishes and agrees not to pursue either any grievance which may have been raised by him and/or any subject access request outstanding as at the date of this Agreement and that all such grievances and/or requests shall be deemed to have been withdrawn by the Employee as at the date of this Agreement.

18.	Third parties and variation

18.1	Save by any Group Company or any officer, employee or agent of any Group Company no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

18.2	No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

18.3	Pursuant to Section 2(3)(a) Contracts (Rights of Third Parties) Act 1999, the parties, in accordance with clause 18.1, may without limit or restriction and without the consent of any third party:

(a)	vary this Agreement or any provision of it which may be enforced by any third party or otherwise amend this Agreement in such a way as to extinguish or alter any third party's entitlement under any such provisions; and/or

(b)	rescind this Agreement.

19.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

20.	Entire agreement and conflicts

20.1	This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understanding or arrangements (whether oral or written) in respect of the subject matter of this Agreement.

20.2	The Employee acknowledges that he has entered into this Agreement in reliance only on the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, neither the Company, nor any Group Company nor any of its or their employees, officers or agents shall have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.

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21.	Severability

The unenforceability of any provision of this Agreement shall not affect the enforceability of all remaining provisions. It is agreed that each obligation under this Agreement is separate and severable and any such unenforceable provision shall not be deemed to be part of this Agreement.

22.	Jurisdiction

This Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales and each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.

23.	Effective date

This Agreement will come into effect on the date of the last party's signature on which date the "without prejudice and subject to contract" nature of this Agreement will cease to apply.

This Agreement has been signed by the parties on the date appearing at the head of page 1 to signify their agreement to its terms.

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Signed by Steve Murray

on

Signed by

for and on behalf of
Deckers Europe Limited

on

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